Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 26, 2021, with respect to the consolidated financial statements and financial statement schedule II of Kraton Corporation and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

Our report dated February 26, 2021 refers to a change in the method of accounting for leases.

/s/ KPMG LLP

Houston, Texas

May 24, 2021